Exhibit 10.12

SHELL REFERRAL AGREEMENT

This Shell Referral Agreement ("Agreement"), dated December 17, 2009, is made by and between:

Dragon Link Investments, Ltd. Corner Hutson & Eyre Street, Blake Building, Suite 302 Belize City, Belize and	("Referrer")

China Qinba Pharmaceuticals, Inc., a Delaware Corporation
24th Floor, Building A, Zhengxin Mansion, No. 5 of 1st Gaoxin Road
Hi-Tech Development Zone
Xi’an City, Shaanxi Province
People’s Republic of China
(the “Principal”)

RECITALS

WHEREAS, Principal is interested in acquiring control of or merging with said public shell.

NOW, THEREFORE, in consideration for those services Referrer provides to Principal, the parties agree as follows:

1.    INDEPENDENT CONTRACTOR: Nothing in this agreement shall be construed to create the relationship of employer and employee, joint venture, or partnership, between parties hereto. Referrer shall be deemed at all times to be an Independent Contractor.

2.    UNIQUE SERVICES PROVIDED: The scope of this agreement is limited and unique to the Referrer to perform for the Principal such services.

a)     To provide the Principal certain information regarding an over-the-counter bulletin board (“OTCBB”) public shell so that Principal may complete necessary ‘due diligence’ for a potential acquisition of or merger with such shell. Specifically and at minimum, the Referrer shall provide the publicly-traded ticker symbol and contact information for the current majority shareholder, and officer(s) and director(s).

3.    COMPENSATION: Principal agrees to pay Referrer, as his fee and in consideration for the referral services to be performed by Referrer under this Agreement, the Company will issue the Referrer warrants to acquire 1,200,000 common shares of the Company’s common stock, subject to any forward or reverse splits, with registration rights, at a $0.83 exercise price and expiration date of three years after acquiring control of or merging with said public shell for time spent on Referral Services, at the time of acquiring control or merging with said public shell.  (collectively, the “Warrants”)

4.    TERM: Referrer shall begin services for the Principal on December 17, 2009. Services will continue in perpetuity unless terminated as a result of the Principal, his agents, his clients, or his nominees merging with the referred OCTBB company to the Principal by the Referrer and completing the payment of compensation as agreed.

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5.    ASSIGNMENT: Both parties shall not be entitled to assign or transfer this agreement without prior consent from the other party in writing.

6.    LIMITATIONS: Principal will only be responsible to compensate Referrer in the event that the Principal, his agents, his clients, or his nominees, executes an agreement to merge with a specific OTCBB company referred to the Principal by the Referrer. Referrer holds no obligations to the Principal other than to have provided the unique services one (1) time.

7.     GOVERNING LAW: This Agreement shall be governed by the interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the superior courts of the Laws of Delaware in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions.

8.     INDIVIDUAL AGREEMENT: This Agreement is separate and unique from any past, present, or future agreements entered between the Referrer and Principal. Both parties agree that their signatures below represent their true identity as provided in government-issued identification documents.

9.     REGISTRATION RIGHTS:  The Company will cause a registration statement to be filed with the U.S. Securities and Exchange Commission, covering 100% of the common stock underlying the Warrants, on or before three months after the close of the acquiring control of or merging with said public shell and use its commercially reasonable efforts to cause the registration statement to become effective within one hundred twenty (120) days following the date of the filing of the registration statement.  The Company will also use commercially reasonable efforts to maintain the effectiveness of the registration statement for a period of 3 years from the date of acquiring control of or merging with said public shell.

The Company will be deemed not to have used commercially reasonable efforts to cause the registration statement to become, or to remain effective during the requisite period if the Company voluntarily takes any action that would, or omits any action the omission of which would result in either: (i) such registration statement not being declared effective; or (ii) the holders of securities covered by a previously effective registration statement being prohibited by applicable law from trading the securities covered thereby.

The aggregate amount of liquidated damages payable by the Company to the Referrer as a result of a failure to timely file, or cause the registration statement to become or maintain its effective status, shall be capped at ten percent (10%) of the market value of the common stock underlying the Warrants at the time of breach.  Moreover, the Company shall not accrue liquidated damages with respect to more than one of any failure under this section at a time.

10.     NON-DISCLOSURE and CONFIDENTIALITY:

BASIS FOR CONFIDENTIAL TREATMENT: It is recognized that such information passed in-between parties has substantial competitive value so long as it is withheld from public dissemination, and this value will be impaired or destroyed on publication or disclosure

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to others. Accordingly, all information exchanged under this Agreement shall be considered to be proprietary information. During the term of this Agreement, each receiving party will make all reasonable efforts to protect the information disclosed, or exchanged, relative to the subject matter specified below. In no event shall either party, without the prior written approval of the other party, (a) make such information or documents available to any third party, or (b) disclose or identify the source of any of the information disclosed in confidence.

Signatures:

REFERRER: Signature: Name: Dragon Link Investments, Ltd Address: Corner Hutson & Eyre Street, Blake Building, Suite 302, Belize City, Belize Date: December 17, 2009
PRINCIPAL:
China Qinba Pharmaceuticals, Inc.

Signature:
Name:    Wang Guozhu
Chairman and Chief Executive Officer

Address:
24th Floor, Building A Zhengxin Mansion, No. 5 of 1st Gaoxin Road, Hi-Tech Development Zone, Xi’an City, Shaanxi Province, People’s Republic of China

Date:   December 17, 2009

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